EXHIBIT 99.1

       GenTek
[Logo Graphic Omitted]


NEWS RELEASE

Investor/Media Contact:
Mark J. Connor, 973-515-1989
E-mail: MConnor@gentek-global.com


                   GenTek Announces Senior Management Changes


PARSIPPANY, N.J., May 24, 2005 - The Board of Directors of GenTek Inc. (NASDAQ:
GETI) today announced the following senior management changes.

         Richard R. Russell, Director, President and CEO of the Company, has chosen to resign from all of his positions with the Company. Mr. Russell, 62, has been with GenTek and its predecessor companies since 1976 and most recently led the Company's successful emergence from bankruptcy in November 2003 and the sale of its communications business. Mr. Russell will serve in an advisory capacity to the GenTek Board of Directors through July 1, 2005.

         "Rich's twenty-eight years of leadership and dedication to GenTek and its shareholders are deeply appreciated," said John G. Johnson, Jr., Chairman of the Board.

         William E. Redmond, Jr., a Director of GenTek since 2003, has been appointed President and CEO effective immediately. He will continue to serve as a Director of the Company. Concurrent with his appointment, Mr. Redmond has resigned from the Audit Committee and the Compensation Committee of the GenTek Board of Directors. Kathleen Flaherty, a Director of the Company, will join the Compensation Committee as Chairman.

         Mr. Johnson noted further that, "The Board believes we are fortunate to have someone with Bill's experience and knowledge of the Company to grow GenTek going forward."

                                    - more -

GenTek Announces Senior Management Changes  - 2



Mr. Redmond, 45, currently serves as Chairman of the Board of Maxim Crane Works, Chairman of the Board of National Energy and Gas Transmission Company and Vice Chairman of the Board of USA Mobility, Inc. He is also a member of the Boards of Malden Mills Inc. and World Kitchen Inc., and was previously Chairman, President and CEO of Garden Way, Inc. Because of his interest in focusing on his new responsibilities for GenTek, Mr. Redmond intends to resign from all but two of his other Boards of Directors by June 6, 2005.

         "I am excited to immediately begin building on the foundation of value creation Rich has established with the talented management team at GenTek," said Mr. Redmond.



About GenTek Inc.
-----------------

         GenTek provides specialty inorganic chemical products and services for petroleum refining, treating water and wastewater, and the manufacture of personal-care products. The company also produces valve-train systems and components for automotive engines and wire harnesses for large home appliances and automotive suppliers, as well as other cable products. GenTek operates over 60 manufacturing facilities and technical centers and has more than 6,900 employees.

         GenTek's 2,000-plus customers include many of the world's leading manufacturers of cars and trucks, heavy equipment, appliances and office equipment, in addition to global energy companies and makers of personal-care products. Additional information about the company is available at www.gentek-global.com.

                                      ###